                                                                    Exhibit 23.2


                        Report of Independent Accountants



To the Managers of AmeriCredit Automobile Receivables Trust 2000-1:

      In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AmeriCredit Automobile Receivables Trust 2000-1 as of October 18, 2000, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Trust's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
October 19, 2000

              AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2000-1
                                  BALANCE SHEET
                                OCTOBER 18, 2000

                                     ASSETS

     Cash.......................................................    $1,000
                                                                    ------
     Total Assets...............................................    $1,000
                                                                    ======

                         LIABILITIES AND TRUST PRINCIPAL


      Interest in Trust........................................... $1,000
      Total liabilities and trust principal....................... $1,000


The accompanying notes are an integral part of this financial statement.

              AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2000-1

                          NOTES TO FINANCIAL STATEMENT
-----------------

1.    NATURE OF OPERATIONS:

      AmeriCredit Automobile Receivables Trust 2000-1 (the "Trust"), was formed in the State of Delaware on October 11, 2000. The Trust has been inactive since that date.

      The Trust was organized to engage exclusively in the following business and financial activities: to acquire motor vehicle retail installment sale contracts from AFS SenSub Corp. and any of its affiliates; to issue and sell notes collateralized by its assets; and to engage in any lawful act or activity and to exercise any power that is incidental and is necessary or convenient to the foregoing. AFS SenSub Corp., is a Nevada corporation which is a wholly owned subsidiary of AmeriCredit Financial Services, Inc.

2.    CAPITAL CONTRIBUTION:

      AFS SenSub Corp. purchased, for $1,000, a 100% beneficial ownership interest in the Trust on October 18, 2000.